Q1 News Release

Calgary, April 28, 2023	Exhibit 99.1

Imperial announces first quarter 2023 financial and operating results
•Quarterly net income of $1,248 million
•Upstream production of 413,000 gross oil-equivalent barrels per day
•Achieved highest-ever first quarter production at Kearl of 259,000 total gross barrels per day
•Strong refining performance with throughput of 417,000 barrels per day, capacity utilization of 96 percent
•Quarterly dividend increased by 14 percent from 44 cents to 50 cents per share

	First quarter
millions of Canadian dollars, unless noted	2023	2022	∆I
Net income (loss) (U.S. GAAP)	1,248	1,173	+75
Net income (loss) per common share, assuming dilution (dollars)	2.13	1.75	+0.38
Capital and exploration expenditures	429	296	+133

Imperial reported estimated net income in the first quarter of $1,248 million, compared to net income of $1,727 million in the fourth quarter of 2022, with continued strong operating performance across all business segments offset by lower upstream realizations and refining margins. Quarterly cash flow used in operating activities was $821 million, which included an income tax catch-up payment of $2.1 billion, compared to $2,797 million generated in the fourth quarter of 2022. Excluding working capital1 impacts, cash flow from operating activities was $1,554 million.
“Imperial’s strong financial results in the first quarter were underpinned by sustained high utilization rates across our refining network, as well as record first quarter production at Kearl that was supported by enhanced winter operating procedures,” said Brad Corson, chairman, president and chief executive officer. “Our strong operating performance ensured Imperial was well positioned to maximize value capture from the current business environment.”
Upstream production in the first quarter averaged 413,000 gross oil-equivalent barrels per day. At Kearl, quarterly total gross production averaged 259,000 barrels per day, the highest first quarter production in the asset's history. At Cold Lake, strong production performance continued with quarterly gross production averaging 141,000 barrels per day, marking the sixth consecutive quarter at or above 140,000 barrels per day. At Syncrude, quarterly production averaged 76,000 gross barrels per day, including commencement of the planned coker turnaround in late March.
In the Downstream, Imperial continues to optimize production to meet Canadian demand with throughput in the quarter averaging 417,000 barrels per day, refinery capacity utilization of 96 percent and petroleum product sales of 455,000 barrels per day. In January, Imperial added Dartmouth diesel-by-rail capability, enabling utilization improvements at the company's refineries as well as enhancing overall margin capture.
During the first quarter, the company continued to progress key initiatives to lower emissions in support of its net-zero goals. Work is progressing on the $720 million Strathcona renewable diesel facility, the final investment decision for which was announced in January, and in March the company successfully started up the third boiler flue gas unit at Kearl, with start-up of the remaining three units scheduled for later this year.

[1] non-GAAP financial measure - see Attachment VI for definition and reconciliation

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Q1 News Release

In February, the Pathways Alliance announced that its proposed carbon capture and storage network has moved into the design stage, with engineering and field work progressing rapidly to support a regulatory application later this year. As part of this work, the Alliance has awarded an engineering contract to develop detailed plans for a 400 kilometre CO2 transportation line that will eventually link more than 20 oil sands facilities with a hub for permanent carbon storage in the Cold Lake, Alberta region. Additionally, two test wells have been completed to date, to further assess geological characteristics of the storage formation, with results showing good sequestration suitability.
“As a founding member of the Pathways Alliance, Imperial supports Canada’s vision for a lower-emission future,” said Corson. “Projects such as our Strathcona renewable diesel facility not only support our own journey to net zero, but will also help our customers meaningfully reduce their emissions.”
Imperial returned $266 million to shareholders through dividend payments during the quarter and declared a second quarter dividend of 50 cents per share.
“We are confident in Imperial's ability to generate robust free cash flow over a range of business conditions," said Corson. "We remain committed to returning surplus cash to shareholders and I am pleased to announce a 14% increase to our quarterly dividend.”

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED
First quarter highlights
•Net income of $1,248 million or $2.13 per share on a diluted basis, up from $1,173 million or $1.75 per share in the first quarter of 2022.
•Cash flows used in operating activities of $821 million, compared to cash flows from operating activities of $1,914 million in the same period of 2022. First quarter 2023 cash flows included an income tax catch-up payment of $2.1 billion. Cash flows from operating activities excluding working capital1 of $1,554 million, up from $1,219 million in the same period of 2022.
•Capital and exploration expenditures totaled $429 million, up from $296 million in the first quarter of 2022.
•The company returned $266 million to shareholders in the first quarter of 2023 through dividends paid.
•Production averaged 413,000 gross oil-equivalent barrels per day, up from 380,000 gross oil-equivalent barrels per day in the same period of 2022.
•Total gross bitumen production at Kearl averaged 259,000 barrels per day (184,000 barrels Imperial's share), the highest first quarter production in the asset's history, up from 186,000 barrels per day (132,000 barrels Imperial's share) in the first quarter of 2022, driven by improved winter operating performance.
•Gross bitumen production at Cold Lake averaged 141,000 barrels per day, up from 140,000 barrels per day in the first quarter of 2022, the sixth consecutive quarter at or above 140,000 barrels per day.
•The company's share of gross production from Syncrude averaged 76,000 barrels per day, including commencement of the planned coker turnaround in late March, compared to 77,000 barrels per day in the first quarter of 2022.
•Refinery throughput averaged 417,000 barrels per day, up from 399,000 barrels per day in the first quarter of 2022. Capacity utilization was 96 percent, up from 93 percent in the first quarter of 2022.
•Petroleum product sales were 455,000 barrels per day, up from 447,000 barrels per day in the first quarter of 2022.
•Addition of Dartmouth diesel-by-rail capability, enabling utilization improvements at the company’s refineries as well as enhancing overall margin capture.
•Chemical net income of $53 million in the quarter, compared to $56 million in the first quarter of 2022.
•Successful start-up of third Kearl boiler flue gas unit, with start-up of the remaining three units scheduled for later this year. This technology recovers waste heat from a boiler’s combustion exhaust to pre-heat process water, and combined, the six combined units have the potential to reduce greenhouse gas emissions by up to 220,000 tonnes per year.
•Pathways Alliance announced its proposed carbon capture and storage network has moved into the design stage, with engineering and field work progressing rapidly to support a regulatory application later this year. As part of this work, the Alliance has awarded an engineering contract to develop detailed plans for a 400 kilometer CO2 transportation line that will eventually link more than 20 oil sands facilities with a hub for permanent carbon storage in the Cold Lake, Alberta region. Additionally, two test wells have been completed to date, to further assess geological characteristics of the storage formation, with results showing good sequestration suitability.
•Advanced work on mitigation measures to address seepage located in areas near the Kearl lease boundary. About 200 people continue to work on related activities at the site. Imperial continues to engage directly and provide updates to local Indigenous communities and is working with regulatory officials from the Alberta Energy Regulator and government departments to provide information. Monitoring continues to show there have been no impacts to local drinking water sources and there is no indication of impact to wildlife.
1 non-GAAP financial measure - see attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED
Recent business environment

During the first quarter of 2023, the price of crude oil decreased as the global oil market saw higher inventory levels. The increase in inventory levels was followed by announcements early in the second quarter of decreased production in certain key oil-producing countries. In addition, the Canadian WTI/WCS spread continued to widen in January and February before beginning to recover in March. Refining margins remained high due to low inventory levels of petroleum products.

Operating results
First quarter 2023 vs. first quarter 2022

	First Quarter
millions of Canadian dollars, unless noted	2023	2022
Net income (loss) (U.S. GAAP)	1,248	1,173
Net income (loss) per common share, assuming dilution (dollars)	2.13	1.75

Upstream
Net income (loss) factor analysis
millions of Canadian dollars

Price – Lower bitumen realizations were primarily driven by lower marker prices and the widening WTI/WCS spread. Average bitumen realizations decreased by $39.03 per barrel, generally in line with WCS, and synthetic crude oil realizations decreased by $14.79 per barrel, generally in line with WTI.

Volumes – Higher volumes were primarily driven by the absence of extreme cold weather, and reduced unplanned downtime at Kearl as a result of the successful rollout of the winterization strategy.

Royalty – Lower royalties primarily driven by weakened commodity prices.

Other – Includes favourable foreign exchange impacts of about $150 million, partly offset by higher operating expenses of about $80 million.

Marker prices and average realizations

	First Quarter
Canadian dollars, unless noted	2023	2022
West Texas Intermediate (US$ per barrel)	75.98	95.01
Western Canada Select (US$ per barrel)	51.42	80.46
WTI/WCS Spread (US$ per barrel)	24.56	14.55
Bitumen (per barrel)	50.33	89.36
Synthetic crude oil (per barrel)	102.45	117.24
Average foreign exchange rate (US$)	0.74	0.79

IMPERIAL OIL LIMITED
Production

	First Quarter
thousands of barrels per day	2023	2022
Kearl (Imperial's share)	184	132
Cold Lake	141	140
Syncrude (a)	76	77

Kearl total gross production (thousands of barrels per day)	259	186
(a) In the first quarter of 2023, Syncrude gross production included about 2 thousand barrels per day of bitumen and other products (2022 - 2 thousand barrels per day) that were exported to the operator's facilities using an existing interconnect pipeline.

Higher production at Kearl was primarily driven by the absence of extreme cold weather, and reduced unplanned downtime as a result of the successful rollout of the winterization strategy.

Downstream
Net income (loss) factor analysis
millions of Canadian dollars

Margins – Higher margins primarily reflect improved market conditions.

Other – Improved volumes of about $90 million and favourable foreign exchange impacts of about $80 million.

Refinery utilization and petroleum product sales

	First Quarter
thousands of barrels per day, unless noted	2023	2022
Refinery throughput	417	399
Refinery capacity utilization (percent)	96	93
Petroleum product sales	455	447

Improved refinery throughput in the first quarter of 2023 was primarily driven by lower planned maintenance.

Chemicals
Net income (loss) factor analysis
millions of Canadian dollars

IMPERIAL OIL LIMITED
Corporate and other

	First Quarter
millions of Canadian dollars	2023	2022
Net income (loss) (U.S. GAAP)	(5)	(54)

Liquidity and capital resources

	First Quarter
millions of Canadian dollars	2023	2022
Cash flow generated from (used in):
Operating activities	(821)	1,914
Investing activities	(414)	(279)
Financing activities	(271)	(639)
Increase (decrease) in cash and cash equivalents	(1,506)	996

Cash and cash equivalents at period end	2,243	3,149

Cash flow used in operating activities primarily reflects unfavourable working capital impacts including, an income tax catch-up payment of $2.1 billion and lower Upstream realizations, partly offset by improved Downstream margins.

Cash flow used in investing activities primarily reflects higher additions to property, plant and equipment.

Cash flow used in financing activities primarily reflects:

	First Quarter
millions of Canadian dollars, unless noted	2023	2022
Dividends paid	266	185
Per share dividend paid (dollars)	0.44	0.27
Share repurchases (a)	—	449
Number of shares purchased (millions) (a)	—	8.9
(a)The company did not purchase shares during the first quarter of 2023. In the first quarter of 2022, share repurchases were made under the company's normal course issuer bid program, and included shares purchased from Exxon Mobil Corporation concurrent with, but outside of, the normal course issuer bid.

Key financial and operating data follow.

IMPERIAL OIL LIMITED
Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Similarly, discussion of emission-reduction future plans to drive towards net-zero emissions are dependent on future market factors, such as continued technological progress and policy support, and represent forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, estimate, expect, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to continuing to optimize production to meet Canadian fuel demand; the impact of the Dartmouth diesel-by-rail facility on utilization and overall margin capture; the company’s Strathcona renewable diesel facility, including project cost, impact on the company’s journey to net zero and helping customers reduce emissions; Kearl boiler flue gas unit start-up timing and estimated emissions reductions; progress of the Pathways Alliance carbon capture and storage network, including timing and assessment of storage formation; the ability to generate robust free cash flow over a range of business conditions; remaining committed to returning surplus cash to shareholders; and the activities at Kearl related to seepage, including staff levels and continued engagement with communities, regulatory officials and government departments.

Forward-looking statements are based on the company's current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; production rates, growth and mix across various assets; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets, including its investment in the renewable diesel complex at Strathcona; the adoption and impact of new facilities or technologies on reductions to GHG emissions intensity, including but not limited to Strathcona renewable diesel, carbon capture and storage including in connection with hydrogen for the renewable diesel project, and any changes in the scope, terms, or costs of such projects; for renewable diesel, the availability and cost of locally-sourced and grown feedstock and the supply of renewable diesel to British Columbia in connection with its low-carbon fuel legislation; the amount and timing of emissions reductions, including the impact of lower carbon fuels; that any required support from policymakers and other stakeholders for various new technologies such as carbon capture and storage will be provided; performance of third party service providers; receipt of regulatory approvals in a timely manner; refinery utilization; applicable laws and government policies, including with respect to climate change, GHG emissions reductions and low carbon fuels; the ability to offset any ongoing inflationary pressures; capital allocation including shareholder returns, and capital and environmental expenditures; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets; and commodity prices, foreign exchange rates and general market conditions could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices, the impact of COVID-19 on demand and the occurrence of wars; availability and allocation of capital; the receipt, in a timely manner, of regulatory and third-party approvals, including for new technologies that will help the company meet its lower emissions goals; the results of research programs and new technologies, the ability to bring new technologies to commercial scale on a cost-competitive basis, and the competitiveness of alternative energy and other emission reduction technologies; failure or delay of supportive policy and market development for the adoption of emerging lower emission energy technologies and other technologies that support emissions reductions; political or regulatory events, including changes in law or government policy, environmental regulation including climate change and greenhouse gas regulation, and actions in response to COVID-19; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; availability and performance of third-party service providers; environmental risks inherent in oil and gas exploration and production activities; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; operational hazards and risks; cybersecurity incidents, including increased reliance on remote working arrangements; currency exchange rates; general economic conditions; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K and subsequent interim reports.

IMPERIAL OIL LIMITED
Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

Forward-looking and other statements regarding Imperial's environmental, social and other sustainability efforts and aspirations are not an indication that these statements are necessarily material to investors or requiring disclosure in the company's filings with securities regulators. In addition, historical, current and forward-looking environmental, social and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future, including future rule-making. Individual projects or opportunities may advance based on a number of factors, including availability of supportive policy, technology for cost-effective abatement, company planning process, and alignment with our partners and other stakeholders.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

	Attachment I

	Three Months
millions of Canadian dollars, unless noted	2023	2022

Net Income (loss) (U.S. GAAP)
Total revenues and other income	12,121	12,686
Total expenses	10,476	11,152
Income (loss) before income taxes	1,645	1,534
Income taxes	397	361
Net income (loss)	1,248	1,173

Net income (loss) per common share (dollars)	2.14	1.75
Net income (loss) per common share - assuming dilution (dollars)	2.13	1.75

Other Financial Data
Gain (loss) on asset sales, after tax	8	16

Total assets at March 31	42,115	43,810

Total debt at March 31	4,149	5,171

Shareholders' equity at March 31	23,435	22,276

Capital employed at March 31	27,610	27,471

Dividends declared on common stock
Total	257	228
Per common share (dollars)	0.44	0.34

Millions of common shares outstanding
At March 31	584.2	669.1
Average - assuming dilution	585.4	671.9

IMPERIAL OIL LIMITED

	Attachment II

	Three Months
millions of Canadian dollars	2023	2022

Total cash and cash equivalents at period end	2,243	3,149

Operating Activities
Net income (loss)	1,248	1,173
Adjustments for non-cash items:
Depreciation and depletion	490	426
(Gain) loss on asset sales	(9)	(20)
Deferred income taxes and other	(56)	(331)
Changes in operating assets and liabilities	(2,375)	695
All other items - net	(119)	(29)
Cash flows from (used in) operating activities	(821)	1,914

Investing Activities
Additions to property, plant and equipment	(429)	(304)
Proceeds from asset sales	14	24
Loans to equity companies - net	1	1
Cash flows from (used in) investing activities	(414)	(279)

Cash flows from (used in) financing activities	(271)	(639)

IMPERIAL OIL LIMITED

	Attachment III

	Three Months
millions of Canadian dollars	2023	2022

Net income (loss) (U.S. GAAP)
Upstream	330	782
Downstream	870	389
Chemical	53	56
Corporate and other	(5)	(54)
Net income (loss)	1,248	1,173

Revenues and other income
Upstream	3,700	4,534
Downstream	13,482	14,045
Chemical	433	471
Eliminations / Corporate and other	(5,494)	(6,364)
Revenues and other income	12,121	12,686

Purchases of crude oil and products
Upstream	1,543	1,890
Downstream	11,196	12,512
Chemical	274	315
Eliminations	(5,535)	(6,367)
Purchases of crude oil and products	7,478	8,350

Production and manufacturing
Upstream	1,287	1,249
Downstream	411	356
Chemical	58	54
Eliminations	—	—
Production and manufacturing	1,756	1,659

Selling and general
Upstream	—	—
Downstream	157	147
Chemical	26	23
Eliminations / Corporate and other	3	55
Selling and general	186	225

Capital and exploration expenditures
Upstream	321	222
Downstream	74	68
Chemical	4	1
Corporate and other	30	5
Capital and exploration expenditures	429	296

Exploration expenses charged to Upstream income included above	1	2

IMPERIAL OIL LIMITED

	Attachment IV

Operating statistics	Three Months
	2023	2022

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Kearl	184	132
Cold Lake	141	140
Syncrude (a)	76	77
Conventional	5	11
Total crude oil production	406	360
NGLs available for sale	—	2
Total crude oil and NGL production	406	362

Gross natural gas production (millions of cubic feet per day)	40	110

Gross oil-equivalent production (b)	413	380
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Kearl	171	123
Cold Lake	118	107
Syncrude (a)	70	59
Conventional	5	11
Total crude oil production	364	300
NGLs available for sale	—	1
Total crude oil and NGL production	364	301

Net natural gas production (millions of cubic feet per day)	37	107

Net oil-equivalent production (b)	370	319
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	261	189
Cold Lake blend sales (thousands of barrels per day)	190	187
NGL sales (thousands of barrels per day)	—	1

Average realizations (Canadian dollars)
Bitumen (per barrel)	50.33	89.36
Synthetic crude oil (per barrel)	102.45	117.24
Conventional crude oil (per barrel)	65.02	98.38
NGL (per barrel)	—	59.27
Natural gas (per thousand cubic feet)	3.05	5.08

Refinery throughput (thousands of barrels per day)	417	399
Refinery capacity utilization (percent)	96	93

Petroleum product sales (thousands of barrels per day)
Gasolines	213	209
Heating, diesel and jet fuels	183	173
Lube oils and other products	42	48
Heavy fuel oils	17	17
Net petroleum products sales	455	447
Petrochemical sales (thousands of tonnes)	218	210
(a) Syncrude gross and net production included bitumen and other products that were exported to the operator’s facilities using an existing interconnect pipeline.
Gross bitumen and other products production (thousands of barrels per day)	2	2
Net bitumen and other products production (thousands of barrels per day)	2	2
(b) Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

		Attachment V

		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted (a)
	millions of Canadian dollars	Canadian dollars

2019
First Quarter	293	0.38
Second Quarter	1,212	1.57
Third Quarter	424	0.56
Fourth Quarter	271	0.36
Year	2,200	2.88

2020
First Quarter	(188)	(0.25)
Second Quarter	(526)	(0.72)
Third Quarter	3	—
Fourth Quarter	(1,146)	(1.56)
Year	(1,857)	(2.53)

2021
First Quarter	392	0.53
Second Quarter	366	0.50
Third Quarter	908	1.29
Fourth Quarter	813	1.18
Year	2,479	3.48

2022
First Quarter	1,173	1.75
Second Quarter	2,409	3.63
Third Quarter	2,031	3.24
Fourth Quarter	1,727	2.86
Year	7,340	11.44

2023
First Quarter	1,248	2.13
(a)Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.

IMPERIAL OIL LIMITED
Attachment VI

Non-GAAP financial measures and other specified financial measures
Certain measures included in this document are not prescribed by U.S. Generally Accepted Accounting Principles (GAAP). These measures constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G and Item 10(e) of Regulation S-K, and “specified financial measures” under National Instrument 52-112 Non-GAAP and Other Financial Measures Disclosure of the Canadian Securities Administrators.

Reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, and other information required by these regulations, have been provided. Non-GAAP financial measures and specified financial measures are not standardized financial measures under GAAP and do not have a standardized definition. As such, these measures may not be directly comparable to measures presented by other companies, and should not be considered a substitute for GAAP financial measures.

Cash flows from (used in) operating activities excluding working capital
Cash flows from (used in) operating activities excluding working capital is a non-GAAP financial measure that is the total cash flows from operating activities less the changes in operating assets and liabilities in the period. The most directly comparable financial measure that is disclosed in the financial statements is "Cash flows from (used in) operating activities" within the company’s Consolidated statement of cash flows. Management believes it is useful for investors to consider these numbers in comparing the underlying performance of the company’s business across periods when there are significant period-to-period differences in the amount of changes in working capital. Changes in working capital is equal to “Changes in operating assets and liabilities” as disclosed in the company’s Consolidated statement of cash flows and in Attachment II of this document. This measure assesses the cash flows at an operating level, and as such, does not include proceeds from asset sales as defined in Cash flows from operating activities and asset sales in the Frequently Used Terms section of the company’s annual Form 10-K.

Reconciliation of cash flows from (used in) operating activities excluding working capital

	Three Months
millions of Canadian dollars	2023	2022
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	(821)	1,914

Less changes in working capital
Changes in operating assets and liabilities	(2,375)	695
Cash flows from (used in) operating activities excl. working capital	1,554	1,219

IMPERIAL OIL LIMITED
Free cash flow
Free cash flow is a non-GAAP financial measure that is cash flows from operating activities less additions to property, plant and equipment and equity company investments plus proceeds from asset sales. The most directly comparable financial measure that is disclosed in the financial statements is "Cash flows from (used in) operating activities" within the company’s Consolidated statement of cash flows. This measure is used to evaluate cash available for financing activities (including but not limited to dividends and share purchases) after investment in the business.

Reconciliation of free cash flow

	Three Months
millions of Canadian dollars	2023	2022
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	(821)	1,914

Cash flows from (used in) investing activities
Additions to property, plant and equipment	(429)	(304)
Proceeds from asset sales	14	24
Loans to equity companies - net	1	1
Free cash flow	(1,235)	1,635

Net income (loss) excluding identified items
Net income (loss) excluding identified items is a non-GAAP financial measure that is total net income (loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $100 million in a given quarter. The net income (loss) impact of an identified item for an individual segment in a given quarter may be less than $100 million when the item impacts several segments or several periods. The most directly comparable financial measure that is disclosed in the financial statements is "Net income (loss)" within the company’s Consolidated statement of income. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The company believes this view provides investors increased transparency into business results and trends, and provides investors with a view of the business as seen through the eyes of management. Net income (loss) excluding identified items is not meant to be viewed in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. All identified items are presented on an after-tax basis.

Reconciliation of net income (loss) excluding identified items
There were no identified items in the first quarter of 2023 and 2022.

IMPERIAL OIL LIMITED
Cash operating costs (cash costs)
Cash operating costs is a non-GAAP financial measure that consists of total expenses, less purchases of crude oil and products, federal excise taxes and fuel charge, financing, and costs that are non-cash in nature, including depreciation and depletion, and non-service pension and postretirement benefit. The components of cash operating costs include "Production and manufacturing", "Selling and general" and "Exploration" from the company’s Consolidated statement of income, and as disclosed in Attachment III of this document. The sum of these income statement lines serve as an indication of cash operating costs and does not reflect the total cash expenditures of the company. The most directly comparable financial measure that is disclosed in the financial statements is "Total expenses" within the company’s Consolidated statement of income. This measure is useful for investors to understand the company’s efforts to optimize cash through disciplined expense management.

Reconciliation of cash operating costs

	Three Months
millions of Canadian dollars	2023	2022
From Imperial's Consolidated statement of Income
Total expenses	10,476	11,152
Less:
Purchases of crude oil and products	7,478	8,350
Federal excise taxes and fuel charge	529	479
Depreciation and depletion	490	426
Non-service pension and postretirement benefit	20	4
Financing	16	7
Total cash operating costs	1,943	1,886

Components of cash operating costs

	Three Months
millions of Canadian dollars	2023	2022
From Imperial's Consolidated statement of Income
Production and manufacturing	1,756	1,659
Selling and general	186	225
Exploration	1	2
Cash operating costs	1,943	1,886

Segment contributions to total cash operating costs

	Three Months
millions of Canadian dollars	2023	2022
Upstream	1,288	1,251
Downstream	568	503
Chemicals	84	77
Corporate / Eliminations	3	55
Cash operating costs	1,943	1,886

IMPERIAL OIL LIMITED
Unit cash operating cost (unit cash costs)
Unit cash operating costs is a non-GAAP ratio. Unit cash operating costs (unit cash costs) is calculated by dividing cash operating costs by total gross oil-equivalent production, and is calculated for the Upstream segment, as well as the major Upstream assets. Cash operating costs is a non-GAAP financial measure and is disclosed and reconciled above. This measure is useful for investors to understand the expense management efforts of the company’s major assets as a component of the overall Upstream segment. Unit cash operating cost, as used by management, does not directly align with the definition of “Average unit production costs” as set out by the U.S. Securities and Exchange Commission (SEC), and disclosed in the company’s SEC Form 10-K.

Components of unit cash operating cost

	Three Months
	2023				2022
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	1,287	558	302	399	1,249	521	322	348
Selling and general	—	—	—	—	—	—	—	—
Exploration	1	—	—	—	2	—	—	—
Cash operating costs	1,288	558	302	399	1,251	521	322	348

Gross oil-equivalent production	413	184	141	76	380	132	140	77
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	34.65	33.70	23.80	58.33	36.58	43.86	25.56	50.22
USD converted at the YTD average forex	25.64	24.94	17.61	43.16	28.90	34.65	20.19	39.67
2023 US$0.74; 2022 US$0.79

(a) Upstream includes Imperial's share of Kearl, Cold Lake, Syncrude and other.